Exhibit 10.42

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement between Inovio Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Peter Kies (Executive) is made and entered into as of this 31st day of December, 2012.

WHEREAS, the Company and Executive have entered into an Employment Agreement dated September 1, 2010 (the “Employment Agreement”) which specifies various terms and conditions of Executive’s employment with the Company; and

WHEREAS, the Company and Executive have determined it is appropriate to enter into an amendment to that Employment Agreement in order to address certain provisions of the Employment Agreement so that they may more appropriately consider various provisions of Internal Revenue Code Section 409A and regulations and corrective measures provided, and available, thereunder; and

WHEREAS, pursuant to Sections 13 and 17 of the Employment Agreement, the Company and Executive may amend the Employment Agreement;

NOW THEREFORE, the Company and Executive agree to amend the Employment, effective as of the date specified below, as follows:

1.    Section 7.a. is amended by restating the second sentence of that Section to read as follows:

“For purposes hereof, Executive shall be deemed to experience a “Total Disability” if Executive either: is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any group disability or accident and health plan covering Executive.”

2.    Section 7.c.(iii) is amended by restating the section to read as follows:

“(iii)    Executive shall receive severance payments in the amount of twelve (12) months’ of Executive’s Base Salary (as in effect immediately prior to such termination) which will be payable on the date specified in Section 7(h).

3.     Section 7.f. is amended by: (a) deleting all of the text of the second sentence that follows the phrase “shall be treated as deferred compensation under Section 409A”and ending the sentence, (b) beginning a new third sentence of the first paragraph of the Section with the words “Accordingly, and…”, (c) adding the second paragraph of Section 7.f. as the remainder of the third sentence of the Section and (d) adding the following sentence to the end of the section:

“The payment provisions of Section 7.h shall, therefore, be suspended to the minimum extent necessary to accommodate this delay.”

4.    Section 7.h. is amended by: (a) designating the existing paragraph of Section 7.h. as subsection “(i)” and (b) adding the following subsections (ii) through (iv):

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(ii)Within ten (10) days following Executive’s termination of employment (except upon his Death), the Company shall present Executive with a form of Release deemed satisfactory by the Company.

(iii)Executive shall execute and return the Release to the Company within the maximum period of time specified within the Release for its execution and return; provided, however, in no event shall that date be more than seventy-five (75) days following Executive’s termination of employment. If the Executive fails to return an executed Release within the earlier of the foregoing dates, the Executive shall forfeit all amounts that would have been payable to him/her pursuant to this Section 7 whose payment was contingent upon execution of a Release of claims.

(iv)If the Executive executes and returns the Release to the Company within the foregoing periods, then the amounts described in this Section 7 that would be payable to Executive in a single sum shall be payable to executive on the ninetieth (90th) day following his termination of employment.

IN WITNESS WHEREOF, the parties have executed the above First Amendment to Employment Agreement on this 31st day of December, 2012.

INOVIO PHARMACEUTICALS, INC:

By:	/s/ J. JOSEPH KIM
Name:	J. Joseph Kim
Title:	President and CEO

EXECUTIVE:
/s/ PETER KIES
Peter Kies

Date:	December 31, 2012

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